Exhibit 10(j)

CREDIT AGREEMENT

DATED AS OF AUGUST 14, 2008

AMONG

BEMIS COMPANY, INC.,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

AND

WACHOVIA BANK, N.A.,
AS SYNDICATION AGENT,

J.P. MORGAN SECURITIES INC.

AND

WACHOVIA CAPITAL MARKETS, LLC
CO-LEAD ARRANGERS AND JOINT BOOK RUNNERS

ARTICLE I	DEFINITIONS AND INTERPRETATION	1

1.1.	Definitions	1
1.2.	Interpretation	9

ARTICLE II	THE CREDITS	9

2.1.	Commitment	9
2.2.	Ratable Loans	10
2.3.	Types of Advances	10
2.4.	Fees; Reductions in Aggregate Commitment	10
2.5.	Minimum Amount of Each Advance	11
2.6.	Payments and Prepayments	11
2.7.	Method of Selecting Types and Interest Periods for New Advances	12
2.8.	Conversion and Continuation of Outstanding Advances	12
2.9.	Method of Borrowing	12
2.10.	Changes in Interest Rate, etc	13
2.11.	Rates Applicable After Default	13
2.12.	Method of Payment	13
2.13.	Noteless Agreement; Evidence of Indebtedness	13
2.14.	Telephonic Notices	14
2.15.	Interest Payment Dates; Interest and Fee Basis	14
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	14
2.17.	Lending Installations	15
2.18.	Non-Receipt of Funds by the Administrative Agent	15

ARTICLE III	YIELD PROTECTION; TAXES	15

3.1.	Yield Protection	15
3.2.	Availability of Types of Advances	16
3.3.	Funding Indemnification	16
3.4.	Taxes	16
3.5.	Lender Statements; Survival of Indemnity	18

ARTICLE IV	CONDITIONS PRECEDENT	19

4.1.	Initial Advance	19
4.2.	Each Advance	19

ARTICLE V	REPRESENTATIONS AND WARRANTIES	20

5.1.	Corporate Existence and Power	20
5.2.	Corporate Authorization	20

i

5.3.	Binding Effect	20
5.4.	Financial Statements	20
5.5.	Litigation and Contingent Liabilities	21
5.6.	Taxes	21
5.7.	Governmental and other Approvals	21
5.8.	Compliance with ERISA	21
5.9.	Environmental Matters	21
5.10.	Ownership of Properties; Liens	22
5.11.	Subsidiaries	22
5.12.	Investment Company Act	22
5.13.	Regulation U	22
5.14.	Accuracy of Disclosure	22
5.15.	No Burdensome Restrictions	22

ARTICLE VI	COVENANTS	23

6.1.	Financial Statements	23
6.2.	Maintenance of Existence	24
6.3.	Books and Records; Maintenance of Properties; Inspections	24
6.4.	Compliance with Laws and Contractual Obligations	25
6.5.	Notice of Proceedings	25
6.6.	Use of Proceeds	25
6.7.	Payment of Taxes	25
6.8.	Insurance	25
6.9.	Maximum Consolidated Debt to Total Capital Ratio	25
6.10.	Minimum Consolidated Net Worth	25
6.11.	Liens	25
6.12.	Consolidations, Mergers and Sales of Assets	26
6.13.	Transactions with Affiliates	26
6.14.	Business	26
6.15.	Burdensome Agreements	27

ARTICLE VII	DEFAULTS	27

7.1.	Representations and Warranties	27
7.2.	Nonpayment	27
7.3.	Certain Covenants	27
7.4.	Other Covenants	27

7.5.	Cross-Default	27
7.6.	Voluntary Bankruptcy, etc	27
7.7.	Involuntary Bankruptcy, etc	28
7.8.	Expropriation, etc	28
7.9.	Judgements	28
7.10.	ERISA	28
7.11.	Change in Control	28
7.12.	Invalidity of Agreement, etc	29

ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	29

8.1.	Acceleration	29
8.2.	Amendments	29
8.3.	Preservation of Rights	30

ARTICLE IX	GENERAL PROVISIONS	30

9.1.	Survival of Representations	30
9.2.	Governmental Regulation	30
9.3.	Headings	30
9.4.	Entire Agreement	30
9.5.	Several Obligations; Benefits of this Agreement	30
9.6.	Expenses; Indemnification	30
9.7.	Numbers of Documents	31
9.8.	Accounting	31
9.9.	Severability of Provisions	31
9.10.	Nonliability of Lenders	32
9.11.	Confidentiality	32
9.12.	Nonreliance	32
9.13.	Disclosure	32
9.14.	USA PATRIOT ACT NOTIFICATION	32

ARTICLE X	THE ADMINISTRATIVE AGENT	33

10.1.	Appointment; Nature of Relationship	33
10.2.	Powers	33
10.3.	General Immunity	33
10.4.	No Responsibility for Loans, Recitals, etc	33
10.5.	Action on Instructions of Lenders	34
10.6.	Employment of Agents and Counsel	34

10.7.	Reliance on Documents; Counsel	34
10.8.	Agent’s Reimbursement and Indemnification	34
10.9.	Notice of Default	35
10.10.	Rights as a Lender	35
10.11.	Lender Credit Decision	35
10.12.	Successor Agent	35
10.13.	Agent and Arranger Fees	36
10.14.	Delegation to Affiliates	36
10.15.	Other Agents	36

ARTICLE XI	SETOFF; RATABLE PAYMENTS	37

11.1.	Setoff	37
11.2.	Sharing of Payments	37

ARTICLE XII	ASSIGNMENTS; PARTICIPATIONS; ETC	37

12.1.	Successors and Assigns	37
12.2.	Dissemination of Information	40
12.3.	Tax Treatment	40

ARTICLE XIII	NOTICES	40

13.1.	Notices; Effectiveness; Electronic Communication	40

ARTICLE XIV	COUNTERPARTS; EFFECTIVENESS; ELECTRONIC EXECUTION	42

14.1.	Counterparts	42
14.2.	Electronic Execution of Assignments	42

ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	42

15.1.	CHOICE OF LAW	42
15.2.	CONSENT TO JURISDICTION	42
15.3.	WAIVER OF JURY TRIAL	43

PRICING SCHEDULE

EXHIBIT A	COMPLIANCE CERTIFICATE
EXHIBIT B	ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

This Credit Agreement dated as of August 14, 2008 is among Bemis Company, Inc., a Missouri corporation (together with its successors and assigns, the “Borrower”), the Lenders (as defined below), Wachovia Bank, N.A., as Syndication Agent, and JPMorgan Chase Bank, National Association (“JPMCB”), as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1.          Definitions.  As used in this Agreement:

“Administrative Agent” means JPMCB, together with its affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing by the Borrower hereunder (i) made by the Lenders on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all Lenders, as reduced from time to time pursuant to the terms hereof.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Margin” means, for any Interest Period, the percentage rate per annum determined in accordance with the Pricing Schedule two Business Days prior to the first day of such Interest Period.

“Arrangers” means JPMorgan and Wachovia, Capital Markets, LLC and their respective successors, in their capacities as Co-Lead Arrangers and Joint Book Runners.

“Asset Sale” means the sale, lease, assignment or other transfer for value by the Borrower or any Subsidiary to any Person (other than the Borrower) of any asset or right of the Borrower or such Subsidiary (including any sale or other transfer of stock of any Subsidiary, whether by merger, consolidation or otherwise), excluding (a) the sale or lease of inventory in the ordinary course of business, (b) any sale or other disposition to the Company or a Subsidiary, (c) any sale or other distribution of mutual fund shares or similar investments and (d) the sale, lease, assignment or other transfer for value of assets with a fair market value of less than $10,000,000 in any single transaction or series of related transactions.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the chief executive officer, the chief financial officer, any vice president, the controller or the treasurer of the Borrower, or any other officer of the Borrower from time to time designated by any of the foregoing officers of the Borrower, in each case acting singly.

“Borrower” is defined in the preamble.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system and if such day relates to a Eurodollar Loan, a day on which dealings in Dollars are carried on in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events:  (x) any “person” or “group” (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (as defined in Rule 13d 3 under the Exchange Act) of 30% or more of the fully diluted Voting Securities of the Borrower or (y) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the Borrower’s shareholders was approved by the members of the board of directors of the Borrower then still in office who either were members of the board of directors of the Borrower at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Borrower.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans in an aggregate amount not exceeding the amount set forth opposite its signature below, as modified as a result of any assignment pursuant to Section 12.1 or as otherwise reduced from time to time pursuant to the terms hereof.

“Consolidated Debt” means, at any time, the consolidated Debt of the Borrower and its Consolidated Subsidiaries at such time.

“Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries at such time.

“Consolidated Subsidiary” means any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.8.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or Guarantee for drawings or payments thereunder, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

“Default” means an event described in Article VII.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Reference Rate applicable to such Interest Period divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin.

“Eurodollar Reference Rate” means, for any Interest Period, the British Bankers’ Association LIBOR rate for deposits in Dollars for a period comparable to such Interest Period as reported by any generally recognized financial information service as of 11:00 a.m. (London Time) two Business Days prior to the first day of such Interest Period; provided that if no such rate is available, the Eurodollar Reference Rate for such  Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMCB offers to place deposits in Dollars for a period comparable to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London Time) two Business Days prior to the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurodollar Loan

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Existing Credit Facilities” means the Amended and Restated Long-Term Credit Agreement and the 364-Day Credit Agreement, each dated as of April 29, 2008, among  the Borrower, certain Subsidiaries of the Borrower, various lenders, Wachovia Bank, N.A., as Syndication Agent, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and JPMCB, as Administrative Agent.

“Facility Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing pursuant to Section 2.4.1 at such time as set forth in the Pricing Schedule.

“Facility Termination Date” means the earlier of (a) April 28, 2009 and (b) the date on which the Commitments are reduced to zero pursuant to Section 2.4.4 or terminated pursuant to Section 8.1.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floating Rate Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Floating Rate Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substance” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Interest Period” means, with respect to a Eurodollar Advance, a period commencing on a Business Day selected by the Borrower and ending on the numerically corresponding date one, two, three or six months thereafter; provided that (a) if there is no numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month; (b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and (c) the Borrower may not select an Interest Period ending after the scheduled Facility Termination Date.

“JPMorgan” means J.P. Morgan Securities Inc.

“JPMCB” is defined in the preamble.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or in an Administrative Questionnaire or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, any loan made by such Lender pursuant to Article II (or any conversion or continuation thereof).

“Material Adverse Effect” means a material adverse effect on (i) the financial position or business of the Borrower and its Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder.

“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower or any Subsidiary pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than Debt hereunder); and

(b)           with respect to any issuance of Equity Interests or Debt, the aggregate cash proceeds received by the Borrower or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

“Non-U.S. Lender” is defined in Section 3.4(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to any Lender, the Administrative Agent or any indemnified party arising under this Agreement.

“Other Taxes” is defined in Section 3.4(c).

“Participant” is defined in Section 12.1(c).

“Payment Date” means the last Business Day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to any Lender on any date of determination, the percentage which the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, which (a) the sum of the principal amount of such Lender’s Loans is of (b) the aggregate principal amount of all Loans).  For purposes of determining liability for any indemnity obligation under Section 2.18(j) or 10.8, each Lender’s Pro Rata Share shall be determined as of the date the Administrative Agent notifies the Lenders of such indemnity obligation (or, if such notice is given after termination of this Agreement, as of the date of such termination).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and attorneys of such Person and such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders having aggregate Pro Rata Shares in excess of 50%; provided that if at any time there are only two Lenders, “Required Lenders” shall mean both Lenders.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 15% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Consolidated Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Capital” means, at any time, the sum of (i) Consolidated Debt plus (ii) deferred taxes plus (iii) Consolidated Net Worth at such time.

“Transferee” is defined in Section 12.2.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Vested Liabilities” means, with respect to any Plan, the amount, if any, by which the present value of all vested benefits under such Plan exceeds the fair market value of all Plan assets allowable to such benefits, as determined on the most recent valuation date of such Plan, but only to the extent that excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or to such Plan under Title IV of ERISA.

“Unmatured Default” means an event that, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Voting Securities” means any securities having ordinary power to vote for the election of directors.

1.2.         Interpretation.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

(b)           Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

ARTICLE II
THE CREDITS

2.1.          Commitment.  From the date of this Agreement to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time; provided that (i) the aggregate principal amount of all outstanding Loans shall not at any time exceed the Aggregate Commitment and (ii) the aggregate principal amount of all outstanding Loans of any Lender shall not at any time exceed such Lender’s Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments shall expire on the Facility Termination Date.

2.2.          Ratable Loans.  Each Advance shall consist of Loans made to the Borrower by the Lenders ratably in accordance with their respective Pro Rata Shares.

2.3.          Types of Advances.  Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Sections 2.7 and 2.8.

2.4.          Fees; Reductions in Aggregate Commitment.

2.4.1.  Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Facility Fee Rate on the sum of such Lender’s Commitment (whether used or unused) from the date hereof to the Facility Termination Date (and, if any Loans remain outstanding after the close of business in Chicago, Illinois on the Facility Termination Date, thereafter on the outstanding principal amount of all Loans owed to each Lender).  The facility fee shall be payable on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand.

2.4.2.  Funding Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a funding fee in an amount equal to 0.50% of such Lender’s Commitment as of, and payable on, the date (if any) of the Initial Advance.

2.4.3.  Voluntary Reduction of Aggregate Commitment.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the Aggregate Commitment may not be reduced below the aggregate principal amount of all outstanding Loans.

2.4.4.  Mandatory Reduction of Aggregate Commitment.  Prior to or concurrently with any reduction of the “Commitments” under and as defined in an Existing Credit Facility, the Borrower will reduce the Aggregate Commitment to zero.  In addition, if the Borrower or any Subsidiary receives any Net Cash Proceeds from any of the following events, the Aggregate Commitment shall be reduced as follows:

(a)           Promptly upon receipt of any Net Cash Proceeds of any Asset Sale by the Borrower or any Subsidiary, the Aggregate Commitment shall be reduced in an amount equal to the excess (rounded down, if necessary, to an integral multiple of $1,000,000) of (x) all such Net Cash Proceeds received on or after the date of this Agreement over (y) the amount of such Net Cash Proceeds previously used to reduce the Aggregate Commitment pursuant to this clause (a).

(b)           Promptly upon receipt of any Net Cash Proceeds of any issuance of Debt by the Borrower or any Subsidiary (other than issuance of (x) commercial paper in an aggregate amount not at any time exceeding $625,000,000 and (y) Debt under the Existing Credit Facilities), the Aggregate Commitment shall be reduced in an amount equal to the excess (rounded down, if necessary, to an integral multiple of $1,000,000) of (i) all such Net Cash Proceeds received on or after the date of this Agreement over (i) the amount of such Net Cash Proceeds previously used to reduce the Aggregate Commitment pursuant to this clause (b).

(c)           Promptly upon receipt of any Net Cash Proceeds from the issuance of any Equity Interests by the Borrower or any Subsidiary (other than Equity Interests issued by a Subsidiary to the Borrower or another Subsidiary), the Aggregate Commitment shall be reduced in an amount equal to the excess (rounded down, if necessary, to an integral multiple of $1,000,000) of (i) all such Net Cash Proceeds received on or after the date of this Agreement over (ii) the amount of such Net Cash Proceeds previously used to reduce the Aggregate Commitment pursuant to this clause (c).

2.5.          Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000.  Each Floating Rate Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000; provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.6.          Payments and Prepayments.

2.6.1.  Payment at Maturity.  The Borrower shall pay all its outstanding Advances and all its other unpaid Obligations on the Facility Termination Date.

2.6.2.  Optional Payments.  The Borrower may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances or, in an aggregate amount of $5,000,000 or higher integral multiples of $1,000,000, any portion of the outstanding Floating Rate Advances upon two Business Days’ prior notice to the Administrative Agent.  The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Eurodollar Advances or, in the aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

2.6.3.  Mandatory Prepayments.

(a)           If, after giving effect to any mandatory reduction of the Aggregate Commitment pursuant to Section 2.4.4, the aggregate principal amount of all Loans exceeds the Aggregate Commitment, the Borrower will prepay Loans in an amount equal to such excess.

(b)           Prior to or concurrently with any prepayment of loans under an Existing Credit Facility, the Borrower will prepay all outstanding Loans.

2.7.          Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of a Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)            the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)           the aggregate amount of such Advance;

(iii)          the Type of Advance selected; and

(iv)          in the case of a Eurodollar Advance, the Interest Period applicable thereto.

2.8.          Conversion and Continuation of Outstanding Advances.  Each Floating Rate Advance shall continue as a Floating Rate Advance unless and until converted into a Eurodollar Advance pursuant to this Section 2.8 or repaid in accordance with Section 2.6.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Advance shall be automatically converted into a Floating Rate Advance unless (x) repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for a new Interest Period or be converted into a Floating Rate Advance.

Subject to Section 2.5, the Borrower may elect from time to time to convert all or any part of an Advance to the other Type of Advance or to continue any Eurodollar Advance for a new Interest Period; provided that any conversion or continuation of any Eurodollar Advance shall be made on, and only on, the last day of an Interest Period applicable thereto.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)            the requested date, which shall be a Business Day, of such conversion or continuation; and

(ii)           the amount and Type of Advance into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

2.9.          Method of Borrowing.

(a)           On each Borrowing Date, each Lender shall make available its Loan in accordance with its Pro Rata Share not later than noon (Chicago time), in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII.

(b)           Unless the Administrative Agent has received written notice that any applicable condition specified in Article IV has not been satisfied with respect to a requested Advance, the Administrative Agent will make the funds received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.10.        Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance to the date such Advance becomes due or is converted into a Eurodollar Advance, at the Alternate Base Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance for such Interest Period based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

2.11.        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.7, 2.8 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) no Advance may be made as, converted into or continued as a Eurodollar Advance and/or (b) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and/or (c) each Floating Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (b) and (c) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.12.        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their Pro Rata Shares.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender.  The Borrower authorizes the Administrative Agent to charge any account of the Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

2.13.        Noteless Agreement; Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall maintain accounts in which it will record (i) the amount and Type of each Loan and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.14.        Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices for Advances and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent, upon request of the Administrative Agent or any Lender, a written confirmation (signed by an Authorized Officer) of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15.        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of each Interest Period therefor, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.        Lending Installations.  Each Lender will book its Loans at the Lending Installation listed on its Administrative Questionnaire or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.17.  All terms of this Agreement shall apply to any such Lending Installation and the Loans made hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18.        Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan; or (ii) in the case of payment by a Lender, (x) for the first three Business Days after demand, the Federal Funds Effective Rate, and (y) thereafter, the interest rate applicable to the relevant Loan.

ARTICLE III
YIELD PROTECTION; TAXES

3.1.          Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or participations therein;

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances); or

(c)           imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or such Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or such applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.          Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits in Dollars with a maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.

3.3.          Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.4.          Taxes.  (a)  All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)           The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.4) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loan made by it, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.5.

(d)           Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)           For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.4 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)            Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.4(g) shall survive the payment of the Obligations and termination of this Agreement.

3.5.          Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.3 and 3.4 or to avoid the unavailability of Eurodollar Advances under Section 3.2, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.3 or 3.4.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though the applicable Lender funded its Eurodollar Loan through the purchase of a Dollar deposit with a maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.3 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

4.1.         Initial Advance.  The obligation of the Lenders to make the initial Advance is subject to the condition precedent that the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:

(a)           Copies of its articles or certificate of incorporation, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in the State of Missouri, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA Patriot Act.

(b)           Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws and of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement.

(c)           An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign this Agreement, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)           A certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Advance, no Default or Unmatured Default has occurred and is continuing.

(e)           A written opinion of counsel to the Borrower, addressed to the Lenders and in substance reasonably acceptable to the Administrative Agent.

(f)            Certified copies of all required consents and approvals from third parties, including governmental approvals, with respect to the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, this Agreement.

(g)           Such other documents as any Lender or its counsel may have reasonably requested.

4.2.         Each Advance.  The Lenders shall not be required to make any Advance (including the initial Advance) unless on the applicable Borrowing Date:

(a)           No Default or Unmatured Default exists.

(b)           The representations and warranties contained in Article V (other than (i) the representation and warranty in Section 5.4 and (ii) solely with respect to Advances the proceeds of which will be used to pay maturing commercial paper of the Borrower, the representation and warranty in Section 5.5) are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)           All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

(d)           The Existing Credit Facilities are fully utilized (or will be fully utilized after giving effect to any credit extension made thereunder concurrently with such Advance).

Each delivery of a Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making a Loan.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.         Corporate Existence and Power.  Each of the Borrower and each Material Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business or the enforceability of contractual rights of the Borrower or such Subsidiary.

5.2.         Corporate Authorization.  The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate or articles of incorporation or by-laws of the Borrower, or of any judgment, order, decree, agreement or instrument binding on the Borrower or result in the creation of any Lien upon any property or asset of the Borrower or any Subsidiary.

5.3.         Binding Effect.  This Agreement constitutes the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.

5.4.         Financial Statements.

(a)           The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2007 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers, LLP, certified public accountants, and set forth in the Borrower’s 2007 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year.

(b)           The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at June 30, 2008 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the six months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended June 30, 2008 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present in accordance with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of operations for such period.

(c)           No material adverse change has occurred in the financial position, results of operations or business of the Borrower and its Consolidated Subsidiaries since December 31, 2007.

5.5.         Litigation and Contingent Liabilities.  There are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary in any court or before or by any governmental department, agency or instrumentality which could reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such litigation or proceedings, neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower and its Subsidiaries taken as a whole and which are not provided for or disclosed in Schedule 5.5.

5.6.         Taxes.  The Borrower and each of its Subsidiaries has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other taxes, assessments and governmental charges which have become due, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and (b) other taxes that do not at any time exceed $1,000,000 in the aggregate.

5.7.         Governmental and other Approvals.  No approval, consent or authorization of or filing or registration with any governmental authority or body is necessary for the execution, delivery or performance by the Borrower of this Agreement or for the performance by the Borrower of any of the terms or conditions hereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Lenders) as have been obtained and are in full force and effect.

5.8.         Compliance with ERISA.  Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred liabilities which are due and payable aggregating in excess of $5,000,000 to the PBGC or a Plan under Title IV of ERISA.

5.9.         Environmental Matters.  In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of such review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

5.10.       Ownership of Properties; Liens.  The Borrower and its Subsidiaries own good and marketable title to, or a valid leasehold interest in, all Properties which are material to the Borrower and its Subsidiaries taken as a whole, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 6.11.

5.11.       Subsidiaries.  As of the date hereof, the Borrower has no Subsidiaries except those listed in Schedule 5.11, and each Subsidiary which is a Material Subsidiary is designated thereon.

5.12.       Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

5.13.       Regulation U.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

5.14.       Accuracy of Disclosure.  All information heretofore or contemporaneously herewith furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, when taken together, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

5.15.       No Burdensome Restrictions.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.         Financial Statements.  The Borrower will deliver, or caused to be delivered, to each of the Lenders:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower (or, if earlier, 30 days after the date customarily required to be filed by the Borrower with the Securities and Exchange Commission), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PriceWaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed by the Borrower with the Securities and Exchange Commission), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income and cash flow of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.9 and 6.10 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Unmatured Default and, if any Default or Unmatured Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)           simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Default or Unmatured Default and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)           forthwith upon the occurrence of any Default or Unmatured Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)            promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(h)           if and when any member of the Controlled Group (i) receives notice of complete or partial withdrawal liability or liabilities aggregating in excess of $5,000,000 under Title IV of ERISA, a copy of such notice; or (ii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000, a copy of such notice;

(i)            if at any time the value of all “margin stock” (as defined in Regulation U) owned by the Borrower and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of an intended Loan, exceed) 25% of the value of the total assets of the Borrower and its Consolidated Subsidiaries, in each case as reasonably determined by the Borrower, prompt notice of such fact and, promptly upon the request of any Lender, a duly completed statement of purpose on Form U-1 for each Lender together with such other information or documents as each Lender may be required to obtain under Regulation U in connection with this Agreement; and

(j)            from time to time such additional information regarding the financial position or business of the Borrower or any Subsidiary as the Administrative Agent at the request of any Lender may reasonably request.

6.2.         Maintenance of Existence.  Except as permitted by Section 6.12, the Borrower will, and will cause each Subsidiary to, (a) preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and (b) conduct its business in a regular manner.

6.3.         Books and Records; Maintenance of Properties; Inspections.

(a)           The Borrower will keep, and will cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the Borrower to prepare its financial statements in accordance with GAAP.

(b)           The Borrower will, and will cause each Subsidiary to, keep all of its properties necessary, in the judgment of the Board of Directors of the Borrower, in its business in good working order and condition, ordinary wear and tear excepted, and will permit representatives of the Lenders to inspect such properties, and to examine and make extracts from the books and records of the Borrower or any Subsidiary, during normal business hours.

6.4.         Compliance with Laws and Contractual Obligations.  The Borrower will, and will cause each Subsidiary to, comply with the requirements of (a) all applicable laws, rules, regulations and orders of any governmental body or regulatory agency having jurisdiction and (b) any agreement or instrument binding upon such Person, a breach of which could have a material adverse effect on the consolidated financial condition or the business taken as a whole of the Borrower and its Subsidiaries, except where contested in good faith and by proper proceedings.

6.5.         Notice of Proceedings.  The Borrower will promptly give notice in writing to each Lender of all litigation, arbitral proceedings and regulatory proceedings affecting the Borrower or any Subsidiary or the property of the Borrower or any Subsidiary, except litigation or proceedings which, if adversely determined, could not materially and adversely affect the consolidated financial condition or the business taken as a whole of the Borrower and its Subsidiaries.

6.6.         Use of Proceeds.  The Borrower will use the credit facility established hereunder for commercial paper back-up and other general company purposes of the Borrower and its Subsidiaries (including non-hostile acquisitions to the extent permitted hereunder).  The Borrower will not use any part of the proceeds of any Advance to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by any Lender, the Borrower will furnish to such Lender in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

6.7.         Payment of Taxes.  The Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except taxes, assessments, charges or levies (a) the payment of which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves or (b) that do not at any time exceed $1,000,000 in the aggregate.

6.8.         Insurance.  The Borrower will, and will cause each Subsidiary to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate.

6.9.         Maximum Consolidated Debt to Total Capital Ratio.  The Borrower will not permit the ratio of Consolidated Debt to Total Capital (expressed as a percentage) at any time to exceed 55%.

6.10.       Minimum Consolidated Net Worth.  The Borrower will not permit Consolidated Net Worth at any time to be less than $1,250,000,000.

6.11.       Liens.  Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except for:

(a)           Liens existing on the date hereof securing Debt outstanding on the date hereof;

(b)           any Lien existing on any asset of any entity at the time such entity becomes a Subsidiary and not created in contemplation of such event;

(c)           any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)           any Lien on any asset of any entity existing at the time such entity is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

(e)           any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f)            any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets;

(g)           any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and

(h)           Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in aggregate principal amount not to exceed 4% of the consolidated assets of the Borrower and its Consolidated Subsidiaries at any time outstanding.

6.12.       Consolidations, Mergers and Sales of Assets.  The Borrower will not consolidate or merge with or into, or acquire substantially all of the assets of, any other Person unless (a) in the case of a merger or consolidation, the Borrower shall be the surviving entity, and (b) the board of directors (or similar governing body) of such other Person shall have approved such consolidation, merger or acquisition.  The Borrower will not permit the sale, lease or other transfer to any other Person (other than to the Borrower and its Subsidiaries and excluding sales, leases or other transfers in the ordinary course of business) of assets of the Borrower or its Subsidiaries (valued at net book value) exceeding 15% or more of the consolidated assets of the Borrower and its Consolidated Subsidiaries as of the end of the immediately preceding fiscal year of the Borrower.

6.13.       Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its Affiliates (other than the Borrower and its Subsidiaries) which is on terms which are less favorable than are obtainable from a Person which is not one of its Affiliates.

6.14.       Business.  The Borrower will not, and will not permit any Subsidiary to, enter into any material business other than the businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement and reasonable extensions thereof.

6.15.                        Burdensome Agreements.  The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, instrument or other contractual obligation (other than this Agreement) that (a) limits the ability of any of its Subsidiaries to (i) pay dividends and other distributions to the Borrower or otherwise transfer property to the Borrower; (ii) guarantee any Debt of the Borrower or (iii) to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent, for the benefit of the Lenders; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.                              Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement shall be materially false on the date as of which made.

7.2.                              Nonpayment.  Nonpayment of principal of any Loan when due or nonpayment of interest upon any Loan or of any facility fee or other obligation under this Agreement within five days after the same becomes due.

7.3.                              Certain Covenants.  The breach by the Borrower of any of the terms or provisions of Section 6.1(e) or Sections 6.9 through 6.15 (inclusive)

7.4.                              Other Covenants.  The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender.

7.5.                              Cross-Default.  Failure by the Borrower or any Subsidiary to (i) pay any Debt (other than the Loans) when due or interest thereon and such failure shall continue for more than any applicable period of grace with respect thereto, or (ii) observe or perform any term, covenant or agreement contained in any agreement or instrument (other than this Agreement) by which it is bound evidencing or securing or relating to any Debt, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligation; provided that the aggregate amount of Debt with respect to which any such event or condition shall have occurred shall equal or exceed $10,000,000 (or the equivalent thereof in currencies other than Dollars).

7.6.                              Voluntary Bankruptcy, etc.  The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

7.7.                              Involuntary Bankruptcy, etc.  An involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

7.8.                              Expropriation, etc.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.                              Judgements.  The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) final judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary final judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10.                        ERISA.  The Borrower or any other member of the Controlled Group shall fail to pay when due any amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 or a proceeding shall be instituted by a fiduciary of any Plan against any member of the Controlled Group to enforce Section 515 of ERISA with respect to any amount or amounts aggregating in excess of $5,000,000 and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregated Unfunded Vested Liabilities in excess of $5,000,000 must be terminated.

7.11.                        Change in Control.  Any Change in Control shall occur.

7.12.                        Invalidity of Agreement, etc.  This Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of this Agreement, or the Borrower shall deny that it has any further liability under this Agreement, or shall give notice to such effect.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.                              Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs and is continuing, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation or declare the Obligations to be due and payable, or both, whereupon such termination or suspension shall become effective and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.                              Amendments.  Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provision to this Agreement or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall:

(a)                                  without the consent of each Lender affected thereby, (i) extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or any fee, or (ii) increase the amount of the Commitment of any Lender hereunder; and

(b)                                 without the consent of all of the Lenders, (i) reduce the percentage specified in the definition of Required Lenders, (ii) permit the Borrower to assign its rights under this Agreement or (iii) amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.  The Administrative Agent may waive payment of the fee required under Section 12.1(b)  without obtaining the consent of any other party to this Agreement.

8.3.                              Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under this Agreement shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1.                              Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.

9.2.                              Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.                              Headings.  Section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

9.4.                              Entire Agreement.  This Agreement embodies the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersedes all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter hereof other than those contained in the fee letter described in Section 10.13, which shall survive any termination of this Agreement.

9.5.                              Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.8 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.                              Expenses; Indemnification.  (a)  The Borrower shall reimburse the Administrative Agent and JPMorgan for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or

JPMorgan in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of this Agreement.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, either Arranger or any Lender in connection with the collection and enforcement of the this Agreement.  Expenses being reimbursed by the Borrower under this Section include costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time JPMCB may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by JPMCB from information furnished to it by or on behalf of the Borrower, after JPMCB has exercised its rights of inspection pursuant to this Agreement.

(b)                                 The Borrower hereby further agrees to indemnify the Administrative Agent, each Arranger and each Lender and their respective affiliates, and each of their Related Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Administrative Agent, either Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.   The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.                              Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.                              Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9.                              Severability of Provisions.  Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

9.10.                        Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lenders.  None of Administrative Agent, either Arranger or any Lender shall have any fiduciary responsibilities to the Borrower.  None of the Administrative Agent, either Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that none of the Administrative Agent, either Arranger or any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  None of the Administrative Agent, either Arranger or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to this Agreement or the transactions contemplated thereby.

9.11.                        Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

9.12.                        Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

9.13.                        Disclosure.  The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14.                        USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies the Borrower that pursuant to requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the USA Patriot Act.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1.                        Appointment; Nature of Relationship.  JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.                        Powers.  The Administrative Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by this Agreement to be taken by the Administrative Agent.

10.3.                        General Immunity.  Neither the Administrative Agent nor any of its Related Parties shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or in connection herewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.                        No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under this Agreement, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.                        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.                        Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder.

10.7.                        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.                        Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in accordance with their Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under this Agreement, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of this Agreement (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of this Agreement or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.4(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.                  Rights as a Lender.  If the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.                  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or an Arranger hereunder, neither the Administrative Agent nor either Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or either Arranger (whether or not in their respective capacity as Administrative Agent or an Arranger) or any of their Affiliates.

10.12.                  Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.                  Agent and Arranger Fees.  The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to that certain letter agreement dated August 8, 2008, or as otherwise agreed from time to time.

10.14.                  Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s Related Parties) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Article IX and this Article X.

10.15.                  Other Agents.  No Lender identified in this Agreement as the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1.                        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may, with the prior consent of the Administrative Agent, be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.                        Sharing of Payments.  (a)  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of principal of or interest on the Loans owed to it by the Borrower in excess of its Pro Rata Share of all payments and other recoveries obtained by all Lenders on account of principal of and interest on such Loans, then such Lender shall immediately (a) notify the Administrative Agent and the other applicable Lenders of such fact and (b) purchase such participations in the Loans of the other Lenders to the Borrower as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with such other Lenders in accordance with their Pro Rata Shares; provided that if all or any portion of such excess payment or other recovery is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)                                 The Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 11.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 11.2.

ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS; ETC.

12.1.                        Successors and Assigns.  (a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void)

and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) below) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if a Default has occurred and is continuing,  any other assignee; and

(B)                                the Administrative Agent.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its other Commitment, if any (or Loans made thereunder);

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)                                 no such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries or other Affiliates.

(iii)          Subject to acceptance and recording thereof pursuant to clause (iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 9.6 and 9.10).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 10.8 or 11.2(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c)(i)  Any Lender may, without the consent of the Borrower, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities (other than the Borrower or any of the Borrower’s Subsidiaries or other Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the

Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to clause (b) that affects such Participant.  Subject to clause (c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, 3.4, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.3 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.4(d) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2.        Dissemination of Information.  The Borrower authorizes each Lender to disclose to any assignee or Participant, or any other Person acquiring an interest in this Agreement by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.3.        Tax Treatment.  If any interest in this Agreement is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4(d).

ARTICLE XIII

NOTICES

13.1.        Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii)           if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof; and

(iii)          if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Duplicate Notices Not Required.  If the Borrower gives any notice or provides any information to a Person under either of the Existing Credit Facilities and the Borrower would otherwise be required to give a substantially identical notice or provide substantially identical information to such Person under this Agreement, then the notice given or information provided under such Existing Credit Facility shall be deemed to satisfy any requirement for the giving of notice or the delivery of information under this Agreement.

ARTICLE XIV

COUNTERPARTS; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1.        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when the Administrative Agent has received counterparts hereof signed by the Borrower and the Lenders.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.        CHOICE OF LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.        CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY

THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3.        WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BEMIS COMPANY, INC.

By:	/s/ Melanie E.R. Miller
Name:	Melanie E.R. Miller
Title:	Vice President and Treasurer

One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669
FAX: 920/527-5040

Commitments

$62,500,000	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
Individually and as Administrative Agent

	By:	/s/ Michael B. Kelly
	Name:	Michael B. Kelly
	Title:	Vice President

Lending Office:

JPMorgan Chase Bank, National Association
10 South Dearborn, Floor 07
Chicago, IL 60603-2003 United States
Mail Code IL1-0010
Attention: Edna Guerra
FAX: 312-385-7090
E-Mail: edna.guerra@jpmchase.com

$62,500,000	WACHOVIA BANK, NATIONAL ASSOCIATION
Individually and as Syndication Agent

	By:	/s/ James Travagline
	Name:	James Travagline
	Title:	Vice President

PRICING SCHEDULE

PRICING	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Applicable Margin	Greater of .245% or the Index	Greater of .290% or the Index	Greater of .380% or the Index	Greater of .470% or the Index	Greater of .650% or the Index
Facility Fee Rate	0.055%	0.060%	0.070%	0.080%	0.100%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Index” means the average of the Comp Spread for the Markit CDX.NA.IG Series 10 or any successor series (5 Year Period) for the preceding 30 days (or, if fewer, the number of days for which the then current series is in effect) on which the Securities Industry and Financial Markets Association declares the U.S. fixed income market to be open.  If the Index becomes unavailable, the Index will be set at the most recently determined rate until the Borrower and the Lenders agree on an alternative method for establishing the Applicable Margin.

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better and the Borrower’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better and the Borrower’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status  or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Facility Fee Rate shall be determined in accordance with the foregoing table based on the Status as determined from the then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

If the Borrower is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A/A3 results in Level I Status and A-/Baa1 results in Level II Status).  If the Borrower is split-rated and the ratings differential is two or more notches, the rating which is one notch above the lower rating shall be used (e.g., A/Baa1 results in Level II Status and A/Baa3 results in Level III Status).  If at any date, the Borrower’s long-term unsecured debt is rated by neither S&P nor Moody’s, then Level V Status shall apply.

Schedule 5.5

Litigation and Contingent Liabilities

Dixie Toga S.A., acquired by the Company on January 5, 2005, is involved in a tax dispute with the City of Săo Paulo, Brazil.  The City imposes a tax on the rendering of printing services.  The City has assessed this city services tax on the production and sale of printed labels and packaging products.  Dixie Toga, along with a number of other packaging companies, disagree and contend that the city services tax is not applicable to its products and that the products are subject only to the state value added tax (VAT).  Under Brazilian law, state VAT and city services tax are mutually exclusive and the same transaction can be subject to only one of those taxes.  Based on a ruling from the State of Săo Paulo, advice from legal counsel, and long standing business practice, Dixie Toga appealed the city services tax and instead continued to collect and pay only the state VAT.

The City of Săo Paulo disagreed and assessed Dixie Toga the city services tax for the years 1991-1995.  The assessments for those years are estimated to be approximately $68.8 million at the date the Company acquired Dixie Toga, translated to U.S. dollars at the June 30, 2008 exchange rate.  Dixie Toga challenged the assessments and ultimately litigated the issue in two annulment actions filed on November 24, 1998 and August 16, 1999 in the Lower Tax Court in the city of Săo Paulo.  A decision by the Lower Tax Court in the city of Săo Paulo in 2002 cancelled all of the assessments for the years 1991-1995.  The City of Săo Paulo, the State of Săo Paulo, and Dixie Toga have each appealed parts of the lower court decision.  In the event of an adverse resolution, the estimated amounts for these years could be substantially increased for additional interest, monetary adjustments and costs from the date of acquisition.

The City has also asserted the applicability of the city services tax for the subsequent years 1996-2001 and has issued assessments for those years for Dixie Toga and for Itap Bemis Ltda., a Dixie Toga subsidiary.  The assessments for those years were upheld at the administrative level and will be challenged by the companies.  The assessments at the date of acquisition for these years for tax and penalties (exclusive of interest and monetary adjustments) are estimated to be approximately $10.4 million for Itap Bemis and $33.4 million for Dixie Toga, translated to U.S. dollars at the June 30, 2008 exchange rate.  In the event of an adverse resolution, the estimated amounts for these years could be increased by $35.4 million for Itap Bemis and $102.1 million for Dixie Toga for interest, monetary adjustments and costs.

The 1996-2001 assessments for Dixie Toga are currently being challenged in the courts.  The Company strongly disagrees with the City’s position and intends to vigorously challenge any assessments by the City of Săo Paulo.  The Company is unable at this time to predict the ultimate outcome of the controversy and as such has not recorded any liability related to this matter.  An adverse resolution could be material to the consolidated results of operations and/or cash flows of the period in which the matter is resolved.

Schedule 5.11

The Company has no parent.  The following were subsidiaries of the Company as of December 31, 2007.

		Percentage of
	Jurisdiction	Voting Securities
	of	Owned By
Name	Organization	Immediate Parent

Bemis Company, Inc.	Missouri

Bemis Clysar, Inc.	Minnesota	100%
Bemis Czech Republic, s.r.o.	Czech Republic	100%
Bemis Deutschland Holdings GmbH	Germany	100%
Bemis Packaging Deutschland GmbH	Germany	100%
Bemis Europe Holdings, S.A.	Belgium	100%
Bemis Monceau S.A.	Belgium	100%
Bemis Flexible Packaging de Mexico, S.A. de C.V.	Mexico	100%
Bemis Flexible Packaging Mexico Servicios, S.A. de C.V.	Mexico	100%

Bemis France Holdings S.A.S.	France	100%
Bemis Le Trait S.A.S.	France	100%
Bemis Epernon S.A.S.	France	100%

Bemis Hungary Trading Limited Liability Company	Hungary	100%
Bemis Packaging Danmark ApS	Denmark	100%
Bemis Packaging Italia S.r.l.	Italy	100%
Bemis Packaging Sverige A.B.	Sweden	100%
Bemis Packaging U.K. Ltd.	United Kingdom	100%
Bemis (Shanghai) Trading Co., Ltd.	China	100%

Bemis Valkeakoski Oy	Finland	100%
Bolsas Bemis S.A. de C.V.	Mexico	100%
Bolsas Bemis Servicios Mexico S.A. de C.V.	Mexico	100%

* Curwood, Inc.	Delaware	100%
Curwood Packaging (Canada) Limited	Canada	100%
Bemis Packaging Ireland Limited	Ireland	100%
Bemis Swansea Limited	United Kingdom	100%
Bemis Packaging Espana sl	Spain	100%
Itap Bemis Ltda.	Brazil	22%

Perfecseal, Inc.	Delaware	100%
Perfecseal Internacional de Puerto Rico, Inc.	Delaware	100%
Perfecseal International Ltd.	Delaware	100%
Perfecseal Limited	United Kingdom	100%
Bemis Asia Pacific Sdn Bhd	Malaysia	100%

DEMF DT Holdings I, LLC	Delaware	100%

Itap Bemis Ltda.	Brazil	23%
Hayco Liquidation Company	Delaware	100%
Bemis U.K. Limited	United Kingdom	50%

Continued

		Percentage of
	Jurisdiction	Voting Securities
	of	Owned By
Name	Organization	Immediate Parent

MacKay, Inc.	Kentucky	100%
MACtac Mexico Servicios, S.A. de C.V.	Mexico	51%
Milprint, Inc.	Wisconsin	100%
Bemis Elsham Limited	United Kingdom	100%
Misbe Participacoes Ltda.	Brazil	100%
SH Participacoes S.A.	Brazil	100%
DT Participacoes S.A.	Brazil	76%
Dixie Toga S.A.	Brazil	92%
DT Participacoes S.A.	Brazil	24%
* Dixie Toga S.A.	Brazil	8%
American Plast S.A.	Argentina	60%
Dixie Toga International Ltd.	Cayman Islands	100%
Impressora Paranaense S.A.	Brazil	100%
Insit Embalagens Ltda.	Brazil	90%
Itap Bemis Ltda.	Brazil	55%
Itap Bemis Centro Oeste-Industria e Comércio de Embalagens Ltda.	Brazil	100%
Curwood Chile Ltda.	Chile	100%
Laminor S.A.	Brazil	50%

* Morgan Adhesives Company	Ohio	100%
Bemis Coordination Center S.A.	Belgium	33%
Bemis U.K. Limited	United Kingdom	50%
MACtac U.K. Limited	United Kingdom	100%
Electronic Printing Products, Inc.	Ohio	100%
MACtac Canada Limited/Limitee	Canada	100%
MACtac Europe S.A.	Belgium	11%
MACtac Europe S.A.	Belgium	89%
Bemis Coordination Center S.A.	Belgium	67%
Bemis Polska Sp. z o.o.	Poland	100%
MACtac Asia-Pacific Self-Adhesive Products Pte Ltd.	Singapore	100%

MACtac Deutschland GmbH	Germany	100%
MACtac France E.U.R.L.	France	100%
Multi-Fix N.V.	Belgium	100%

MACtac Mexico, S.A. de C.V.	Mexico	100%
MACtac Mexico Servicios, S.A. de C.V.	Mexico	49%
MACtac Scandinavia A.B.	Sweden	100%
Morgan Adhesives America do Sul, Ltda.	Brazil	100%

Pervel Industries, Inc.	Delaware	100%

* Denotes Material Subsidiary

EXHIBIT A

COMPLIANCE CERTIFICATE

To:                              The Lenders that are parties to the Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of,                 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Bemis Company, Inc. (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected                  of the Borrower;

2.  I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.  Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of            ,        .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                   ,          with

Provisions of       and     of

the Agreement

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

                This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

                For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower(s):	Bemis Company, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of August 14, 2008 among Bemis Company, Inc., the Lenders parties thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.                                       Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By
Title:

CONTENTS

Clause	Subject Matter	Page

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

i

CONTENTS

Clause	Subject Matter	Page

instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ii